EXHIBIT 10.46

DRAFT

Personal & Confidential

September 19, 2009

Mr. Leslie J. Parrette, Jr.

Dear Les:

I am pleased to offer you an assignment in the Novelis corporate headquarters, as Senior Vice President, General Counsel and Compliance Officer based in Atlanta, Georgia reporting to Mr. Phil Martens, President and COO. The initial terms and conditions applicable to your appointment to this position are as follows:

1.	Starting Date
The effective date of this position will be September 28, 2009.

2.	Salary
The position of General Counsel, Corporate Secretary and Compliance Officer will have an initial base salary of $382,000 annually. Currently Novelis has two pay periods per month. Your next salary review will be in July 2010.

3.	Annual Incentive Plan
In addition to base salary, this position also includes participation in Novelis’ annual incentive plan. The target payout for your position will be 55% of your base salary annually or $210,100. You will be eligible for six months of participation for the Fiscal Year 2010 bonus plan which covers the period April 1, 2009 through March 31, 2010. The performance measures for this plan include normalized operating EBITDA, operating free cash flow, EHS [environment, health and safety] and individual performance objectives. Depending on the level of the results, the actual bonus for FYE 2010, pro-rated for service, could be as high as tow –times target or as low as zero.

4.	Long Term Incentive Plan (LTIP)
You will be eligible to participate in the Novelis LTIP. Assuming you start during the month of September, you would receive an LTIP grant, in the form of SARs valued in the growth in the price of Hindalco shares, upon joining with a target value of $270,000. If you start on or after October 1, 2009, your LTIP Grant will be $225,000, as per the provisions of the plan. We will share more information with you upon commencement of your employment.

5.	Benefits
Novelis provides a wide range of benefits which include:

•
Savings and Retirement – You will be immediately eligible to participate in Novelis Savings and Retirement Plan. Under the savings portion of the plan, you will have pre-tax and after-tax savings options with Company match of 100% on your first 3% of contributions and 50% on your next 3% of contributions. You will immediately be vested 100% in the Company match. Under the retirement portion of the plan you will receive a Company contribution in the amount of 5% of your base salary and annual bonus received up to the target bonus amount. You will be fully vested in the retirement portion on your third anniversary, there is no partial vesting.

•	Life insurance.

•	Medical and prescription drug plan.

•	Dental coverage.

•	Short and long-term disability

Novelis Inc. 3560 Lenox Road, Suite 2000 Atlanta, Georgia 30326	Telephone Fax	+1 404 760 4000 +1 404 760 0137	Website Email	www.novelis.com info@novelis.com

6.	Vacation Entitlement
You will be entitled to ten (10) days of vacation for the calendar year 2009, Thereafter, your vacation entitlement will be governed by Novelis’ vacation policy but will be no less than twenty (20) days annually. You will also be entitled to the paid holidays in Novelis’ 2009 published holiday schedule for the Atlanta office.

7.	Relocation
You will receive a net relocation allowance of $10,000. This allowance will be paid upon joining.

8.	Flex Perks
You will receive an annual stipend of $11,500, minus required deductions, paid to you over 12 months. This amount is intended for your personal use of club memberships, professional financial services or as you may choose. The company does not otherwise pay club dues and/or financial services.

9.	Company Vehicle
You will be eligible to participate in the company leased vehicle program. The company will pay the lease cost for a vehicle of your choosing to a maximum $37,000 capitalized cost. (You may select a higher priced vehicle but the excess will be paid by you through on-going payroll deductions) Fuel, maintenance and insurance expenses are paid by the company. In accordance with IRS regulations, use of a company provided vehicle for personal use is a taxable benefit to you.

10.	Change in Control and Severance
You are being provided with a Change In Control Agreement and a Severance Compensation Agreement, both of which are attached.

This offer is conditional upon all of the following:

a)
Your passing a pre-placement drug screen test to ensure your suitability for the required tasks. The form for the drug screen test is enclosed. You will need to call the Customer Service number on the form to find the nearest location and you will need to have the test within 72 hours of accepting the offer.

b)	Completion of a background check. Please return the background check authorization form and the Employment Application [enclosed] to me and we can complete this part of the process.

c)
In order for the Company to comply with the Immigration Reform and Control Act of 1986, you must provide documentation of your identity and legal eligibility for employment by Novelis in the United States. You must bring this documentation with you on the first day of employment. Additional information has been enclosed.

d)
This offer/future employment is further contingent upon your maintaining your Employment Authorization in the United States with the Immigration and Naturalization Service. You will be required to annually show proof of renewal of the Employment Authorization.

All the information in this letter, including eligibility for participation in compensation and benefit plans, is subject to the terms of the applicable plan documents and policies, which are subject to change during the normal course of Novelis business. As indicated on the application form you completed, your employment at Novelis is “at-will” and either you or Novelis may decide to terminate the employment relationship at any time and for any reason, except as provided by law. The terms of this letter, therefore, do not and are not intended to create either an express or implied contract of employment with Novelis for any particular duration.

In carrying out the Company’s business, employees often learn confidential or proprietary information about the Company, its customers, suppliers, or joint venture parties. Employees must maintain the confidentiality of all information so entrusted to them, except when disclosure is authorized or legally mandated. Confidential or proprietary information of the Company, and of other companies, includes any non-public information that would be harmful to the relevant company or useful or helpful to competitors if disclosed. You will find more information about this in the Guidelines of Ethical Behavior which have been enclosed. By signing below, you acknowledge you have received a copy of the Guidelines for Ethical Behavior.

If you agree with the above, please sign and return a copy of this letter to me.

On behalf of Novelis, I very much look forward to your return to the Atlanta team.

Sincerely,

Robert Virtue
VP Human Resources

Accepted:    /s/ Leslie J. Parrette, Jr.             9/21/2009
            Leslie J. Parrette, Jr.             Date